EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:
Crawford & Company
Kara Grady
404-847-4302
kara_grady@us.crawco.com
Platinum Equity
Mark Barnhill
310- 228-9514
mbarnhill@platinumequity.com

Crawford & Company to Acquire Broadspire Services
from Platinum Equity
ATLANTA and BEVERLY HILLS, Calif. (August 21, 2006) — Crawford & Company and Platinum Equity announced today that they have entered into a definitive agreement under which Crawford will acquire Platinum’s portfolio company Broadspire Services, a leading third-party administrator offering a comprehensive integrated platform of casualty claim and medical management services.
Broadspire Services, a privately-held corporation, will be acquired by Crawford for total consideration of $150 million and the acquisition is anticipated to more than double Crawford’s revenue from self-insured clients. The transaction, which is subject to normal closing conditions, is expected to be completed during the fourth quarter 2006.
“We are excited about this acquisition and believe that it not only further strengthens our position in the marketplace, it also illustrates that we are fully committed to serving our clients’ and brokers’ needs,” said Tom Crawford, president and CEO of Crawford & Company. “Broadspire Services’ reputation, experience, and resources, coupled with our revolutionary service model and wide array of specialized support services, provide clients with a distinct advantage clearly focused on driving down costs.”
Jim Levitas, senior vice president for mergers and acquisitions at Platinum Equity, said that Crawford & Company is an ideal strategic acquirer to continue the growth and development of Broadspire Services, which Platinum established as a stand-alone company after acquiring the business in 2003 from Kemper Insurance Companies.
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Broadspire Services Acquisition

“We have invested a great deal in building Broadspire Services into one of the industry’s premier providers of integrated claims and medical management services,” Mr. Levitas said. “We are proud of the company’s strong capabilities and track record, and have a great deal of confidence that Crawford will continue building on Broadspire Services’ success.”
Dennis Replogle, president and CEO of Broadspire Services, said the combination of Broadspire and Crawford & Company would enhance the capabilities of each.
“This transaction is a huge win for both companies,” Mr. Replogle said. “In particular, clients will see greater value and performance as the best components of both organizations are combined to provide a dynamic suite of enhanced products and services.”
The acquisition of Broadspire Services supports Crawford’s mission of becoming the leader and third-party administrator of choice in all segments of the market for casualty claims program administration. Casualty claims administration encompasses workers’ compensation, and auto and general liability exposures for the insured and self-insured marketplace. Based on 2005 revenue1, the combined Crawford and Broadspire Services organization will rank third in revenue from claims handled for this market segment.
Crawford & Company intends to retain the Broadspire Services name, rebranding Crawford Integrated Services, its risk and healthcare management business unit.
“Keeping the Broadspire Services name fits in with the Crawford & Company strategy of providing an independent, clearly recognizable identity for each business unit within the Company,” said Bob Kulbick, president of Crawford Integrated Services. “I am also delighted that Dennis Replogle has agreed to be a part of the new company.”
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Broadspire Services Acquisition

Advisors to Platinum Equity on this transaction include StoneRidge Advisors, LLC, and Bingham McCutchen, LLP. SunTrust Robinson Humphrey and King & Spalding, LLP were the advisors for Crawford & Company.
Crawford will have a conference call on the acquisition on Tuesday, August 22, 2006 at 10:00 a.m. Eastern Time. This call can be accessed by dialing 1-877-481-7146 (domestic) or 706-679-2795 (International).
This call is being webcast by Thomson/CCBN and can be accessed at Crawford & Company’s Web site at www.crawfordandcompany.com.
The call will be recorded and available for replay until August 29, 2006. To listen, you may dial 1-800-642-1687 (domestic) or 706-645-9291 (International) (conference ID # 4946663).
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
About Crawford & Company
Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to insurance companies and self-insured entities, with a global network of more than 700 offices in 63 countries. Major service lines include property and casualty claims management, integrated claims and medical management for workers’ compensation, legal settlement administration, including class action and warranty inspections, and risk management information services. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.
About Platinum Equity
Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, manufacturing, and entertainment distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has acquired more than 60 businesses with more than $13 billion in aggregate annual revenue.
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Broadspire Services Acquisition

About Broadspire Services
Broadspire (www.choosebroadspire.com), a Platinum Equity company and third-party administrator, offers a broad array of customized casualty, medical management and integrated disability management services designed to increase employee productivity and contain costs. The services Broadspire offers include workers’ compensation, auto and general liability claims management; medical and field care management, either integrated with casualty services or available on an unbundled basis; integrated workers’ compensation and disability management programs. Broadspire is based in Plantation, Florida, a suburb of Ft. Lauderdale, with 1,800 employees throughout the United States.
Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including statements regarding our pending acquisition of Broadspire Services and the timing of the closing, the integration and the results of the acquisition. Crawford & Company faces risks associated with the acquisition, including, but not limited to, risks that the transaction may close more slowly than expected or not at all, that the integration of Broadspire Services into the Company’s operations may not be successful or may be more expensive than anticipated and that the anticipated results of the combined company following the acquisition may not meet expectations. For a discussion of other factors which could affect the Company’s performance, see the Company’s Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, in particular the information under the headings “Business,” “Legal Proceedings” and “Management’s discussion and Analysis of financial Condition and Results of Operations.”
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     1 Source: Business Insurance. March 20, 2006, page 16.